Exhibit 99.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
among
KIMBERLY-CLARK CORPORATION,
BOXER ACQUISITION, INC.
and
I-FLOW CORPORATION
Dated as of October 8, 2009

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 8, 2009, is by and among KIMBERLY-CLARK CORPORATION, a Delaware corporation (“Parent”), BOXER ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and I-FLOW CORPORATION, a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, it is proposed that Merger Sub shall commence an offer to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Shares”), together with the associated purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of March 8, 2002, between the Company and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the “Rights Agreement”), for the Offer Price (as defined in Section 3.1(a) hereof) (as may be amended from time to time in accordance with this Agreement, the “Offer”), on the terms and subject to the conditions set forth herein;
     WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will be merged with and into the Company with the Company surviving as a wholly owned Subsidiary (as defined in Section 9.3(g) hereof) of Parent, on the terms and subject to the conditions set forth herein (the “Merger”);
     WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has, subject to the terms and conditions of this Agreement, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt this Agreement;
     WHEREAS, as an inducement to and condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Tender and Support Agreement (each, a “Support Agreement”) with Parent and Merger Sub simultaneously with the execution and delivery of this Agreement; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE OFFER
     Section 1.1 The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and subject to the conditions set forth in this Agreement and Exhibit A hereto, as promptly as reasonably practicable after the date hereof, and in any event within seven (7) Business Days (as defined in Section 9.3(b) hereof) after such date, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer and not validly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver by Merger Sub of the conditions set forth in Exhibit A hereto and the terms and conditions hereof (collectively, the “Offer Conditions”). Merger Sub may, in its sole discretion, waive any Offer Condition or modify the terms or conditions of the Offer consistent with the terms of this Agreement, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Shares to be purchased in the Offer, (iv) waive or change the Minimum Condition or the Termination Condition (as such terms are defined in Exhibit A), (v) add to the Offer Conditions or modify them in a manner adverse to the holders of Shares, (vi) extend the expiration of the Offer except as required or permitted by Section 1.1(b) or (vii) modify any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares.
          (b) The Offer shall initially expire at midnight, New York City time, on the date that is twenty (20) business days (for purposes of this Section 1.1(b), business days shall be calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer, except as may otherwise be required by applicable Law (as defined in Section 4.4(a) hereof); provided, however, that if at any scheduled expiration date of the Offer, the Offer Conditions shall not have been satisfied or waived, and if this Agreement shall not have been terminated in accordance with Article VIII, Merger Sub may (in its sole discretion, without consent of the Company), and, to the extent requested in writing by the Company prior to such scheduled expiration date, shall, extend the Offer for one or (as needed) more additional consecutive periods of up to twenty (20) business days per extension but at least ten (10) business days per extension (with the length of such periods within such range to be determined in the sole discretion of Parent consistent with applicable Law); provided, further, that Merger Sub shall not be obligated to extend the Offer past the Outside Date (as defined in Section 9.3(e) hereof); provided, further, that if this Agreement shall not have been terminated in accordance with Article VIII, Merger Sub shall also extend the Offer for any additional period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the rules of the Nasdaq Stock Market applicable to the Offer; provided, further, that Merger Sub may, until the Outside Date, in its sole discretion, provide one or more subsequent offering periods (each, a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d-11 under the Exchange Act, if, as of the commencement of each such Subsequent Offering Period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 253(a) of the General Corporation Law of the State of Delaware (the “DGCL”).
          (c) Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub shall accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof (as the same may be extended or required to be extended) or (in the case of any Shares tendered during any Subsequent Offering Period) as soon as practicable following the valid tender thereof. For the avoidance of doubt, if, at any scheduled expiration date of the Offer, all of the Offer Conditions have been satisfied or waived and this Agreement has not otherwise been terminated in accordance with its terms, Merger Sub shall on such date accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement (the time at which such acceptance occurs on such date, the “Acceptance Time”). For the further avoidance of doubt, the Acceptance Time shall not be extended by any Subsequent Offering Period.
          (d) In the event this Agreement is terminated pursuant to Article VIII prior to the acceptance of Shares tendered pursuant to the Offer, Parent and Merger Sub shall promptly terminate the Offer without accepting any Shares previously tendered.
     Section 1.2 Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO and the Offer to Purchase, together with all amendments, supplements and exhibits thereto, the “Offer Documents”) and (b) cause the Offer Documents to be disseminated to the Company’s stockholders, in each case as and to the extent required by the Exchange Act. The Company shall promptly provide Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company that is required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information becomes false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments and supplements thereto prior to the filing thereof with the SEC, and Parent shall give reasonable consideration to all additions, deletions, changes and other comments suggested by the Company and its counsel. In addition, Parent and Merger Sub shall provide to the Company and its counsel any comments, whether written or oral, that Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give reasonable consideration to all additions, deletions, changes or other comments suggested by the Company and its counsel.
     Section 1.3 Company Actions.
          (a) Subject to Section 6.3, the Company hereby consents to the Offer and, so long as no Adverse Recommendation Change (as defined in Section 6.3(d) hereof) has occurred in accordance with Section 6.3, to the inclusion in the Offer Documents of the recommendation of the Company Board recommending that the holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, if necessary under applicable Law, adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the provisions of the DGCL (the “Company Recommendation”).
          (b) As promptly as reasonably practicable on or after the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and disseminate to the Company’s stockholders, in each case as and to the extent required by the Exchange Act, a Solicitation/Recommendation Statement on Schedule 14D-9 (such Solicitation/Recommendation Statement on Schedule 14D-9, together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) containing the Company Recommendation (subject to Section 6.3), and the Company shall cause the Schedule 14D-9 to be disseminated to the Company’s stockholders (provided that Merger Sub shall use commercially reasonable efforts to cause the Schedule 14D-9 to be disseminated concurrently with and in the same mailing envelope as the Offer Documents, if requested by the Company) as required by Rule 14d-9 under the Exchange Act. Each of Parent and Merger Sub shall, as promptly as practicable, furnish to the Company in writing all information concerning Parent and Merger Sub that is required by the Exchange Act to be included in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information becomes false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments and supplements thereto prior to the filing thereof with the SEC and the Company shall give reasonable consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses, and the Company shall give reasonable consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.

          (c) In connection with the Offer, the Company shall request its transfer agent promptly to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall promptly furnish Parent and Merger Sub with such additional available stockholder information (including, but not limited to, periodic updates of such information) as Parent, Merger Sub or their agents or Representatives (as defined in Section 6.3(b) hereof) may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.
     Section 1.4 Directors.
          (a) Subject to compliance with applicable Law and the Company Constituent Documents (as defined in Section 4.1(b) hereof), as of the Acceptance Time, and at all times thereafter, Parent shall be entitled to elect or designate such number of directors on the Company Board (“Directors”), rounded up to the next whole number, as is equal to the product of the total number of Directors (determined after giving effect to the Directors elected or appointed pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and Merger Sub or their respective Affiliates (as defined in Section 9.3(a) hereof) at such time (including Shares so accepted for payment pursuant to the Offer and any Top-Up Shares (as defined in Section 1.5(a) hereof) actually acquired by Merger Sub) bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent, subject to compliance with applicable Law and the Company Constituent Documents, promptly use commercially reasonable efforts to cause Parent’s designees to be so elected or designated, including increasing the size of the Company Board and/or seeking the resignations of one or more incumbent Directors. At such time, the Company shall, upon request of Parent, subject to compliance with applicable Law and the Company Constituent Documents, also promptly use commercially reasonable efforts to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.
          (b) The Company’s obligations to elect or designate Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Subject to Parent’s compliance with the immediately following sentence in this Section 1.4(b), the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, including mailing to stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or designated to the Company Board. Parent shall supply to the Company any information with respect to itself and its officers, Directors and Affiliates to the extent required for the Company to comply with Section 14(f) of the Exchange Act and Rule 14f-1. The provisions of Sections 1.4(a) and (b) are in addition to and shall not limit any rights that any of Parent, Merger Sub or any of their respective Affiliates may have as a record holder or beneficial owner of Shares or a matter of applicable Law with respect to the election of directors or otherwise. In addition, in connection with the Offer, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to holders of Shares held in or subject to any Company Plan (as defined in Section 4.11(a) hereof) and to permit such holder of Shares to tender their Shares in the Offer.
          (c) In the event that Parent’s designees are elected or designated to the Company Board pursuant to this Section 1.4, then, until the Effective Time (as defined in Section 2.3 hereof), the Company shall use commercially reasonable efforts to cause the Company Board to maintain at least three (3) Directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below three (3) for any reason, the remaining Independent Director(s) shall be entitled to nominate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other Directors shall designate three (3) individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.4(c). Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 1.4 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder, shall require the concurrence of a majority of the Independent Directors if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on any holders of Shares other than Parent or Merger Sub.
     Section 1.5 The Top-Up Option.
          (a) The Company hereby irrevocably grants to Merger Sub an option (the “Top-Up Option”), exercisable only upon the terms and conditions set forth in this Section 1.5, to purchase, following the Acceptance Time, that number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares held by Parent and Merger Sub at the time of exercise, would constitute one share more than ninety percent (90%) of the total Shares then outstanding (determined on a fully diluted basis and including the issuance of the Top-Up Shares), at a price per Share equal to the Offer Price.
          (b) The Top-Up Option shall be exercisable once in whole and not in part during the twenty (20) Business Day period immediately following the Acceptance Time or, if any Subsequent Offering Period is provided, during the twenty (20) Business Day period following the expiration date of such Subsequent Offering Period; provided, however, that in no event shall the Top-Up Option be exercisable (i) for a number of Shares in excess of the Company’s then authorized and unissued shares of common stock (giving effect to Shares reserved for issuance under the Company Equity Plans (as defined in Section 3.2(a) hereof) and pursuant to the exercise of any other securities convertible into or exchangeable into Shares, if any, as if such Shares were outstanding but not giving effect to Shares reserved for issuance pursuant to the Rights, but including as authorized and unissued shares of common stock, for purposes of this Section 1.5, any shares held in the treasury of the Company), (ii) if the issuance of Shares upon exercise of the Top-Up Option would require approval of the Company’s stockholders under the rules and regulations of the Nasdaq Stock Market or (iii) if, after the exercise of the Top-Up Option, Parent and Merger Sub would not hold a sufficient number of Shares to cause a short-form merger of the Company pursuant to Section 253 of the DGCL; provided, further, that the Top-Up Option shall automatically terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.
          (c) In the event that Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of Shares then outstanding and the number of Top-Up Shares. At the Top-Up Closing, Merger Sub shall pay to the Company in cash the aggregate purchase price required to be paid for the Top-Up Shares (calculated by multiplying the number of such Top-Up Shares by the Offer Price) and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities Laws; provided, however, at Parent’s election, instead of in cash the aggregate purchase price for the Top-Up Shares may be paid through the issuance of a full-recourse promissory note by Parent and Merger Sub, bearing simple interest at five percent (5%) per annum and due on the first anniversary of the Top-Up Closing, which promissory note may be prepaid, in whole or in part, without premium or penalty.
          (d) Merger Sub acknowledges that the Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub represents and warrants to the Company that Merger Sub is, and will be upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for its own account, for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
     Section 1.6 Short-Form Merger. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Merger Sub and any other Affiliates of Parent collectively represent at least ninety percent (90%) of the then-outstanding Shares, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request, in order to cause the Merger to be completed as promptly as reasonably practicable without a meeting of the stockholders of the Company as provided in Section 253 of the DGCL, and otherwise as provided in Articles II and III below.

ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.
     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. local time, as soon as practicable but in no event later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, California 92612, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     Section 2.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or, if applicable, a certificate of ownership and merger (as applicable, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.5 Certificate of Incorporation; Bylaws.
          (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to be identical to the certificate of incorporation of Merger Sub (as in effect immediately prior to the Effective Time), except that Article I thereof shall read in its entirety as follows: “The name of the Corporation is I-Flow Corporation.” Such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

          (b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of Merger Sub (as in effect immediately prior to the Effective Time), except that such bylaws shall reflect that the name of Surviving Corporation is I-Flow Corporation. Such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.
     Section 2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
     Section 2.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
     Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:
          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b) and other than any Dissenting Shares as defined in Section 3.5 hereof), together with the associated Rights, shall thereupon be converted automatically into and shall thereafter represent the right to receive $12.65 net in cash (the “Offer Price”), without interest, and subject to deduction for any required withholding Tax (as defined in Section 4.14(l)(i) hereof) (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 3.3.
          (b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
     Section 3.2 Treatment of Options, Restricted Stock Units and Restricted Stock.
          (a) Except as set forth in Section 3.2 of the Company Disclosure Letter, at the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under any employee, consultant, representative or Director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company or its Subsidiaries (collectively, the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor (and full satisfaction thereof), the Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, to each Person who, at the time of such cancellation, was holding any such canceled Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Taxes) equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share under any such Company Stock Option is equal to or greater than the Merger Consideration, then such Company Stock Option shall be canceled without any cash payment being made in respect thereof.
          (b) At the Effective Time, each restricted stock unit (each, a “Company RSU”) granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor (and full satisfaction thereof), the Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, to each Person who, at the time of such cancellation, was holding any such canceled Company RSU as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Taxes) equal to the product of (i) the Merger Consideration and (ii) the number of such canceled Company RSUs formerly held by such Person.
          (c) Immediately prior to the Effective Time, all unvested restricted stock (“Unvested Restricted Stock”) granted under the Company Equity Plans outstanding immediately prior to the Effective Time shall vest (i.e., all restrictions on the restricted stock shall lapse) and, along with all other vested restricted stock, shall be treated in accordance with Section 3.1(a).
          (d) Prior to the Effective Time, the Company shall adopt such resolutions and take such appropriate action as may be reasonably required to effectuate the provisions of this Section 3.2. For the avoidance of doubt, to the extent any Company Stock Option, Company RSU or Unvested Restricted Stock will become vested pursuant to its terms (as in effect on the date hereof), including by virtue of any vesting acceleration provision included in such terms, prior to the Effective Time, then nothing in this Section 3.2(d) shall be construed as requiring such vesting to be delayed until the Effective Time.
          (e) Prior to the Effective Time, upon the request of Parent, the Company shall use commercially reasonable efforts to cause the termination of the Company Stock Option set forth in Section 3.2(a) of the Company Disclosure Letter; provided, however, that any action to be taken by the Company pursuant to this Section 3.2(e) shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
     Section 3.3 Exchange and Payment.
          (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent or other exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article III. At or prior to the Effective Time, Parent shall deliver or cause to be delivered to the Exchange Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 3.1(a) (the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1(a), except as provided in this Agreement. Parent and the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by them in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article III.
          (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of (i) a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person (as defined in Section 9.3(f) hereof) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, as applicable, and shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (B) customary instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a) and customary instructions consistent with Section 3.3(e) for use in effecting payment for lost, stolen or destroyed Certificates. Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (in each case, subject to deduction for any required withholding Taxes), and such Certificate or Book-Entry Share shall forthwith be canceled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration pursuant to Section 3.1(a) payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon.
          (c) The payment of the applicable Merger Consideration upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the Shares (including the associated Rights) formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares (as defined in Section 3.5 hereof). The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Shares. Any interest and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such earnings shall accrue to the benefit of holders of Shares.
          (d) Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares nine (9) months after the Effective Time shall be delivered to the Surviving Corporation or one of its Affiliates upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest. Notwithstanding the foregoing, neither the Surviving Corporation nor any of its Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares two (2) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 4.4(b) hereof)) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
          (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.3(a) to pay for Dissenting Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation or one of its Affiliates, upon demand.
     Section 3.4 Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company RSUs, or restricted stock or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     Section 3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, then each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). Prior to the Effective Time, the Company shall promptly notify Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed or reflected in the Company SEC Documents (as defined in Section 4.5(a) hereof) filed or furnished by the Company and publicly available prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Documents filed on or after the date hereof and excluding any disclosures therein that constitute forward-looking statements or other statements that are cautionary, predictive or forward-looking in nature (but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such forward-looking statements or other statements that are cautionary, predictive or forward-looking in nature)) and except as set forth in the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 4.1 Organization, Standing and Power.
          (a) Section 4.1 of the Company Disclosure Letter contains a complete and accurate list, for the Company and each of its Subsidiaries, of its name, its jurisdiction of organization, the Company’s percentage ownership for any Subsidiary that is not a wholly owned Subsidiary and the jurisdictions in which such entity is qualified to conduct business. Each of the Company and its Subsidiaries (each of the Company and its Subsidiaries is referred to herein as an “Acquired Company” and, collectively, as the “Acquired Companies”) (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that individually or in the aggregate do not have, and would not reasonably be expected to have, a Material Adverse Effect.
For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, effect or state of facts that, either individually or in the aggregate: (A) is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than the effects of any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) general changes, trends or developments in any of the industries in which the Company or any of its Subsidiaries operates, (2) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (3) international calamity directly or indirectly involving the United States, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, an act of God or other force majeure events, (4) any actions required under this Agreement to obtain any approval or authorization under applicable Laws for the consummation of the Merger, (5) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (6) changes in the price or trading volume of the Company’s stock (provided that the events, changes, circumstances, effects or state of facts underlying any such changes shall not be excluded in determining whether there has been a Material Adverse Effect, unless otherwise excluded by any one or more of clauses (1) through (5), inclusive, or (7) through (15), inclusive, of this paragraph), (7) any failure by the Company or any Subsidiary to meet any estimates or expectations of the Company’s or such Subsidiary’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet its own internal or published projections, budgets, plans or forecasts of its revenues, earnings, cash flows or other financial performance or results of operations (provided that the events, changes, circumstances, effects or state of facts underlying any such failures shall not be excluded in determining whether there has been a Material Adverse Effect, unless otherwise excluded by any one or more of clauses (1) through (6), inclusive, or (8) through (15), inclusive, of this paragraph), (8) the announcement or pendency of this Agreement and the transactions contemplated hereby, or the performance of this Agreement and the transactions contemplated hereby, including the initiation of litigation, or the failure to give any consent, by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, licensors, distributors, partners, consultants or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, (9) the termination or resignation of any director, executive officer, other employee or consultant of the Company or any of its Subsidiaries, (10) any action taken (or omitted to be taken) by the Company, or which the Company causes to be taken (or omitted to be taken) by any of its Subsidiaries, in each case which is required by or resulting from or arising in connection with this Agreement, (11) any actions taken (or omitted to be taken) at the written request of or consented to in writing by Parent, Merger Sub or their Affiliates or Representatives, (12) any increase in the cost or availability of financing to Parent or Merger Sub, (13) any legal, regulatory or other action or development (including the establishment of accounting reserves) relating to or arising out of chondrolysis or any of the matters set forth in Section 4.9 of the Company Disclosure Letter, including new claims based on the same or similar subject matter, the outcome of existing claims and any amendment to any existing complaint, (14) government favoritism of products or changes in reimbursement procedures (including in connection with comparative effectiveness research conducted by or on behalf of the United States Department of Health and Human Services, including the results thereof) or (15) the business of InfuSystem Holdings, Inc. or its Affiliates, including its results of operations and financial liquidity (in the case of each of clauses (1), (2) and (3), so long as such effects do not disproportionately impact the Company and its Subsidiaries relative to other participants in the industry or industries in which the Company and its Subsidiaries conduct their business) or (B) prevents, materially impedes or materially interferes with the ability of the Company to perform its material obligations under this Agreement or the ability of the Company to consummate the transactions contemplated hereby. For the avoidance of doubt, references to the defined term “Material Adverse Effect” herein shall always include the exceptions described in clauses (1) through (15) above, inclusive.
          (b) The Company has delivered or made available to Parent true, correct and complete copies of (i) the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies, including all amendments thereto and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the board of directors or managers of each of the Acquired Companies and all committees of the board of directors or managers of each of the Acquired Companies, in each case since January 1, 2005, except for such portions of the minutes of the boards of directors of the Acquired Companies that relate to the consideration by such directors of the transactions contemplated hereby and as set forth in Section 4.1(b) of the Company Disclosure Letter (the items described in clauses (i) and (ii) above, collectively, the “Company Constituent Documents”). The Company Constituent Documents are in full force and effect on the date hereof. The Company has no Subsidiaries, except for the entities identified in Section 4.1 of the Company Disclosure Letter. None of the Acquired Companies has any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity, other than those set forth in Section 4.1 of the Company Disclosure Letter.
     Section 4.2 Capital Stock.

          (a) The authorized capital stock of each Acquired Company and the issued and outstanding capital stock of each Acquired Company as of the date hereof are set forth in Section 4.2(a) of the Company Disclosure Letter. Each of the outstanding shares of capital stock or other equity interests of each Acquired Company is, and the shares of capital stock that may be issued pursuant to Company Stock Options and Company RSUs will be (when issued in accordance with the terms thereof), duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, all shares or other equity interests of the Subsidiaries of the Company are owned by the Company or another wholly owned Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for Permitted Liens (as defined in Section 4.17 hereof).
          (b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are not outstanding or authorized (A) any securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company or (B) options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, stockholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company (except for the Support Agreements), (ii) there are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company or to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, (iii) no Acquired Company has issued phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of any Acquired Company and there are no outstanding stock appreciation rights issued by any Acquired Company with respect to the capital stock of any Acquired Company, (iv) except for the Support Agreements, there are no voting trusts or other agreements or understandings to which any of the Acquired Companies or, to the knowledge of the Company, any of their respective officers and directors is a party with respect to the voting of capital stock of any Acquired Company, and (v) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Acquired Companies may vote.
          (c) As of the date hereof, 1,301,039 Shares are subject to issuance pursuant to Company Stock Options granted and outstanding under the Company Equity Plans. Section 4.2(c) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company Stock Option was granted; (ii) the name of the holder of such Company Stock Option; (iii) the number of shares of Company common stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the extent to which such Company Stock Option is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Stock Option is scheduled to become vested and exercisable after the date of this Agreement; and (vii) the date on which such Company Stock Option expires. Except as set forth in Section 4.2(c) of the Company Disclosure Letter, the exercise price of each Company Stock Option is equal to or greater than the fair market value of the Shares subject to such Company Stock Option (determined as of the date such Company Stock Option was granted).
          (d) As of the date hereof, 711,430 Shares are subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans. Section 4.2(d) of the Company Disclosure Letter sets forth the following information with respect to each Company RSU outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company RSU was granted; (ii) the name of the holder of such Company RSU; (iii) the number of shares of Company common stock subject to such Company RSU; (iv) the date on which such Company RSU was granted; and (v) the extent to which such Company RSU is vested as of the date of this Agreement and the times and extent to which such Company RSU is scheduled to become vested after the date of this Agreement.
          (e) As of the date hereof, there are 248,052 Shares that constitute Unvested Restricted Stock, which are reflected in the outstanding capital stock of the Company set forth in Section 4.2(a) of the Company Disclosure Letter. Section 4.2(e) of the Company Disclosure Letter sets forth the following information with respect to each share of Unvested Restricted Stock outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Unvested Restricted Stock was granted; (ii) the name of the holder of such Unvested Restricted Stock; (iii) the number of shares of Company common stock subject to such Unvested Restricted Stock; (iv) the date on which such Unvested Restricted Stock was granted; and (v) the dates on which such Unvested Restricted Stock is scheduled to vest.
          (f) The Company has made available to Parent accurate and complete copies of all stock equity plans pursuant to which the Company has granted Company Stock Options, Company RSUs and Unvested Restricted Stock and the forms of all award agreements evidencing such Company Stock Options, Company RSUs and Unvested Restricted Stock. There are no outstanding options to purchase Shares, restricted Shares or restricted stock units associated with Shares that were issued other than pursuant to any Company Plan and set forth in Sections 4.2(c), (d) and (e) of the Company Disclosure Letter.
     Section 4.3 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to the adoption and approval of this Agreement and the Merger by the holders of at least a majority of the outstanding stock of the Company entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called and held, has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 6.3, has resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, if necessary under applicable Law, adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the provisions of the DGCL, which resolutions have not been rescinded, modified or withdrawn in any way except, if applicable, to the extent permitted by Section 6.3.
     Section 4.4 No Conflict; Consents and Approvals.
          (a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Constituent Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any statute, law, ordinance, rule, regulation, order, judgment or decree (collectively, “Law”) or any settlement, injunction or award of any Governmental Entity, in each case that is applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, (iii) except as set forth in Section 4.4(a) of the Company Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of guaranteed payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract (as defined in Section 4.15 hereof) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, (iv) result in any breach or violation of any Company Plan, including any award agreement thereunder (it being understood that any rights arising under and pursuant to the terms of any Company Plan in connection with the transactions contemplated by this Agreement shall not be considered a breach or violation of such Company Plan), or (v) result in the creation of any Lien upon any of the properties or assets of the Acquired Companies, except, in the case of clauses (ii), (iii), (iv) and (v), for any such conflict, breach, violation, default, loss, right or other occurrence that individually or in the aggregate does not have, and would not reasonably be expected to have, a Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body (each, a “Governmental Entity”), except for (i) such filings as required under applicable requirements of the Exchange Act (and the rules and regulations promulgated thereunder) and under state securities and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of the Nasdaq Stock Market, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain individually or in the aggregate does not have, and would not reasonably be expected to have, a Material Adverse Effect.
     Section 4.5 SEC Reports; Financial Statements.
          (a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the Company has filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2006 (all such forms, reports, statements, schedules, certificates and other documents filed or furnished since January 1, 2006, collectively, the “Company SEC Documents”). Except as set forth in Section 4.5(a) of the Company Disclosure Letter, as of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX (as defined in Section 4.5(d) hereof), and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. Except as set forth in Section 4.5(a) of the Company Disclosure Letter, and except to the extent that information in any Company SEC Document has been revised or superseded by a subsequently filed Company SEC Document prior to the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.
          (b) Except as set forth in Section 4.5(b) of the Company Disclosure Letter, the audited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. Except as set forth in Section 4.5(b) of the Company Disclosure Letter, the unaudited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company SEC Documents (x) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (z) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).
          (c) The Company (i) maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of such internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act and SOX with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2008, and such assessment concluded that such controls were effective.
          (d) The then-acting Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the statements contained in such certifications are accurate; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.
     Section 4.6 No Undisclosed Liabilities. Except as set forth in Section 4.6 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2009 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since June 30, 2009, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to or in connection with the transactions contemplated by this Agreement or (e) that individually or in the aggregate do not have, and would not reasonably be expected to have, a Material Adverse Effect.

     Section 4.7 Certain Information.
          (a) None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders by the Company in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Company Stockholders Meeting (as defined in Section 6.4(b) hereof), if any, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption and approval of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the Acceptance Time. The Company Disclosure Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Company Disclosure Documents.
          (b) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents, and at the Acceptance Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 4.8 Absence of Certain Changes or Events. Since June 30, 2009, except as otherwise required by this Agreement, and except as set forth in Section 4.8 of the Company Disclosure Letter, (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and (ii) there has not been any event, development, change or state of circumstances that individually or in the aggregate had, or would reasonably be expected to have, a Material Adverse Effect.
     Section 4.9 Litigation. Except as set forth in Section 4.9 of the Company Disclosure Letter, (a) there is no material suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit, or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity, and (c) to the knowledge of the Company, there is no Action pending or threatened against any officer or director of the Company that is reasonably likely to result in any material liability on the part of any Acquired Company, whether or not such liability is insured.
     Section 4.10 Compliance with Laws.
          (a) Except with respect to SEC Documents (as defined in Section 4.5(a) hereof), ERISA (as defined in Section 4.11(a) hereof), Environmental Laws (as defined in Section 4.13(c)(i) hereof) and Taxes, which are the subject of Sections 4.5, 4.11, 4.13 and 4.14, respectively, and except as set forth in Section 4.10(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries are in, and at all times since January 1, 2006 have been in, compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance individually or in the aggregate does not have, and would not reasonably be expected to have, a Material Adverse Effect.
          (b) Except as set forth in Section 4.10(b) of the Company Disclosure Letter, and except with respect to Environmental Laws (which are the subject of Section 4.13), the Company and its Subsidiaries have in effect all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which individually or in the aggregate does not have, and would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 4.10(b) of the Company Disclosure Letter, all Permits of the Company and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect individually or in the aggregate does not have, and would not reasonably be expected to have, a Material Adverse Effect.
          (c) Except as set forth in Section 4.10(c) of the Company Disclosure Letter, since January 1, 2006, none of the Acquired Companies has received any written notice or other written communication (or, to the knowledge of the Company, any oral communication) from any Governmental Entity regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination, deficiency, dispute or modification with respect to any material Permit.
          (d) Except as set forth in Section 4.10(d) of the Company Disclosure Letter, all products developed, manufactured, tested, distributed or marketed by the Company and its Subsidiaries that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”) or any other medical product regulatory authority have been and are being developed, tested, manufactured, distributed and marketed by the Company or its Subsidiaries, as applicable, in compliance with applicable regulatory requirements in all material respects, including pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, installation, service and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold by the Company or its Subsidiaries, as applicable, in compliance with regulatory requirements in all material respects. Except as set forth in Section 4.10(d) of the Company Disclosure Letter, the products of the Company and its Subsidiaries, where required, have been and are being marketed by the Company or its Subsidiaries, as applicable, under valid 510(k) clearances or pre-market approval applications, and, to the knowledge of the Company, neither the FDA nor any other medical product regulatory authority is limiting, suspending or revoking any such clearances or approvals or changing the marketing classification or labeling of any such products. There has been no material false or misleading information or material omission in any product application, product-related submission or report made by the Company or its Subsidiaries, as applicable, to or with the FDA. Except as set forth in Section 4.10(d) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with all legal and regulatory requirements applicable to the sponsorship or conduct of clinical trials, including the clinical trial reporting and disclosure requirements of 42 U.S.C. § 282(j).
          (e) To the knowledge of the Company, and except as set forth in Section 4.10(e) of the Company Disclosure Letter, (i) there are no facts that furnish any reasonable basis for any materially adverse (A) Form FDA-483 inspectional observations, (B) warning or untitled letters from the FDA, (C) Section 305 notices or (D) other similar communications from the FDA or any other applicable medical product regulatory authority, and (ii) there have been no warning or untitled letters or similar enforcement communications by the FDA to the Company relating to the products of the Company since January 1, 2006. Except as set forth in Section 4.10(e) of the Company Disclosure Letter, the Company’s products have not been recalled, withdrawn, subject to correction or removal or injunction, seized, or suspended (whether voluntarily or otherwise) since January 1, 2006.
          (f) The Company and its Subsidiaries do not bill any commercial insurance plan or any health care program administered or funded, in whole or in part, by the government of the United States, including Medicare, Medicaid, and TRICARE programs (described in Title XVIII of the United States Social Security Act (the “SSA”), Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively (collectively, “Federal Health Care Programs”) for any item or service. Neither the Company nor any of its Subsidiaries, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company or its Subsidiaries has, at any time been excluded from participation in a Federal Health Care Program or, to the knowledge of the Company, engaged in any activity that is in violation of the federal Medicare or federal or state Medicaid statutes, §§ 1128, 1128A, 1128B, 1128C, or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c, and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347) or similar foreign, federal or state Laws. Except as set forth in Section 4.10(f) of the Company Disclosure Letter, to the knowledge of the Company, the Company and its Subsidiaries are not currently, nor have they been in the past, under investigation by the Department of Justice (the “DOJ”), the Office of the Inspector General of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, any state Attorney General, state Medicaid Agency or the FDA for promotional or other fraud and abuse or related issues. No Person has filed or, to the knowledge of the Company, has threatened to file against the Company or any of its Subsidiaries a claim or action relating to any of the Company’s or its Subsidiaries’ respective assets or businesses under any foreign, federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.).

          (g) To the knowledge of the Company, the Company and its Subsidiaries have at all times complied in a timely manner in all material respects with the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.) and any other applicable Laws regarding the use of funds for political activity or commercial bribery. To the knowledge of the Company, there are no situations with respect to the business of the Company or any of its Subsidiaries which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; or (iii) the receipt of any illegal discounts, rebates or kick-backs in violation of Law.
     Section 4.11 Benefit Plans.
          (a) Section 4.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, severance, change-in-control, fringe benefit (if material), bonus, incentive, deferred compensation, employment or other material employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any current or former employee, director or independent contractor of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any current or future liability for benefits to or on behalf of any current or former employee director or independent contractor of the Company or its Subsidiaries (including an obligation to make contributions). With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) all related trust agreements or other funding instruments, (ii) the most recent determination letter of the U.S. Internal Revenue Service (the “IRS”), if applicable, (iii) the current summary plan description and other equivalent written communications by the Company or its Subsidiaries to their respective employees concerning the extent of the benefits provided under a Company Plan, (iv) audited financial reports and Forms 5500 (including all schedules thereto) for the plan years ending December 31, 2005, 2006 and 2007 and (v) all material correspondence with any Governmental Entity relating to any Action or potential Action.
          (b) With respect to the Company Plans, except individually or in the aggregate as does not have, and would not reasonably be expected to have, a Material Adverse Effect:
               (i) except as set forth in Section 4.11(b) of the Company Disclosure Letter, each Company Plan has been established and administered in accordance with its terms and in compliance with applicable Laws, including provisions of ERISA and the Code, and no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and Section 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;
               (ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred that would reasonably be expected to cause any such Company Plan to not be so qualified;
               (iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans, or to the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;
               (iv) if such Company Plan is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, then (A) the written terms of such Company Plan have at all times since January 1, 2009 been in compliance with, and (B) such Company Plan has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code and all applicable guidance thereunder; and
               (v) each Company Plan subject to the Laws of any jurisdiction outside of the United States (A) has been maintained and operated in accordance with all applicable requirements of such Laws and (B) if intended to qualify for special Tax treatment, has met all requirements for such treatment.
          (c) No Company Plan is subject to Title IV of ERISA, and neither the Company, any of its Subsidiaries, nor any trade or business (whether or not incorporated) which, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code (each such trade or business, an “ERISA Affiliate” ) has any material liability, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither the Company, any of its Subsidiaries, nor any of its ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA or Section 412 of the Code.
          (d) Neither the Company nor any of its Subsidiaries has any obligations for post-employment health or life benefits for any of their respective retired, former or current employees, except as required by Law or as set forth in Section 4.11(d) of the Company Disclosure Letter.
          (e) Neither the Company, any of its Subsidiaries, nor any of its ERISA Affiliates has any material liability, whether known or unknown, direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of

Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, or (ii) under Section 502(i) or 502(l) of ERISA.
          (f) Except as specifically provided herein or set forth in Section 4.11(f) of the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated hereby will not, either alone or together with any other event, (i) entitle any current or former employee, director, or independent contractor of the Company or its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount allocable or payable or trigger any other material obligation pursuant to, any Company Plan.
          (g) Except as set forth in Section 4.11(g) of the Company Disclosure Letter, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or its Subsidiaries or any other Person that, individually or in the aggregate, could, as a result of the consummation of the transactions contemplated hereby (either alone or in connection with any other event), give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code and no Person is entitled to receive any additional payment as a result of the imposition of any excise tax under Section 4999 of the Code.
     Section 4.12 Labor Matters. Except as set forth in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization, or any other agreement regarding the rates of pay or working conditions of any employees. Except as set forth in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated under any agreement to recognize or bargain with any labor organization, representative, or union. Except as would not reasonably be expected to result in any material liability to, or disruption with respect to the manufacturing operations of, the Company, there is no labor dispute, strike, picketing, work stoppage, lockout or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, whether engaged in collective action or not. The Company and each of its Subsidiaries has complied in all material respects with all applicable legal, administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment and collective bargaining as well as the Workers Adjustment and Retraining Notification Act (“WARN”) and comparable state and federal Laws, whether domestic or international, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Further, there are no material unfair labor practice charges, grievances, complaints or investigations pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, including any complaints alleging violations of state or federal Laws, whether domestic or international, including but not limited to Wage and Hour, immigration, discrimination in employment, safety, Office of Federal Contract Compliance, Occupational Safety and Health Administration, Department of Labor, Fair Labor Standards, and federal WARN Act or its related state or international laws or regulations.

     Section 4.13 Environmental Matters.
          (a) Except individually or in the aggregate as does not have, and would not reasonably be expected to have, a Material Adverse Effect, except for the matters disclosed in Section 4.13 of the Company Disclosure Letter and except as set forth in the environmental assessments, citations, notifications or other documents disclosed in Section 4.13 of the Company Disclosure Letter: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits (as defined in Section 4.13(c)(ii) hereof) required under such Environmental Laws to operate as they currently operate; (ii) except as set forth in Section 4.13 of the Company Disclosure Letter, to the knowledge of the Company, there are no Materials of Environmental Concern (as defined in Section 4.13(c)(iii) hereof) at any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location; and (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is currently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.
          (b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.
          (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
               (i) “Environmental Laws” means all foreign, federal, state or local statutes, regulations, ordinances, codes or decrees protecting the quality of the ambient air, soil, surface water or groundwater, or indoor air, in effect as of the date of this Agreement and any common law related to such;
               (ii) “Environmental Permits” means all permits, licenses, registrations and other authorizations currently required under applicable Environmental Laws; and
               (iii) “Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.
     Section 4.14 Taxes.

          (a) Except as set forth in Section 4.14(a) of the Company Disclosure Letter, all material Tax Returns (as defined in Section 4.14(l)(ii) hereof) required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), all such Tax Returns were, at the time of filing, true and complete in all material respects, and true and complete copies of all such Tax Returns of the Company and its Subsidiaries for taxable periods ended on or after December 31, 2006 have been made available to Parent.
          (b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Taxes.
          (c) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.
          (d) Except as set forth in Section 4.14(d) of the Company Disclosure Letter, to the knowledge of the Company, the Tax Returns referred to in Section 4.14(a) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.
          (e) All material Taxes which the Company or any of its Subsidiaries are required by Law to withhold or collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company.
          (f) Except as set forth in Section 4.14(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), pursuant to any Tax allocation agreement or as a transferee or successor.
          (g) Except as set forth in Section 4.14(g) of the Company Disclosure Letter, as of the date of this Agreement, there are no proceedings now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Taxes, and all deficiencies asserted or assessments made as a result of the examination of any Tax Returns have been paid in full.
          (h) Neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations in respect of Taxes or agreed in writing to any extension of time with respect to a Tax assessment or deficiency.
          (i) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

          (k) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” for purposes of Section 355 of the Code during the period beginning two (2) years before the date hereof or otherwise that could be treated as part of a plan (or series of related transactions) pursuant to which the transactions contemplated by this Agreement are a part.
          (l) As used in this Agreement:
               (i) “Taxes” means (i) any federal, state, provincial, local or foreign taxes of whatever kind or nature (together with all interest, penalties and additions imposed with respect to such amounts) imposed by a Governmental Entity including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, margin or net worth, and taxes in the nature of excise, withholding, ad valorem or value added and (ii) any liability of the Company or any of its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any tax allocation or tax indemnity agreement.
               (ii) “Tax Returns” means all foreign or domestic (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.
     Section 4.15 Contracts. Except for this Agreement, except as filed with the SEC, and except as set forth in Section 4.15 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract that (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (ii) is a Contract that expressly requires the Company or any of its Subsidiaries not to compete in any material manner or other Contract that (A) expressly limits in any material respect either the type of business in which the Company or the Subsidiaries of the Company or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (B) would expressly require the disposition of any material assets or line of business of the Company or its Subsidiaries or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (C) is a material Contract that expressly grants “most favored nation” status to the counterparty thereto or (D) expressly prohibits or limits, in any material respect, the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights or (iii) under which any Acquired Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $1,000,000 (except for such indebtedness between the Acquired Companies or guaranties by any Acquired Company of indebtedness of any Acquired Company) (each such Contract as described in this Section 4.15, a “Material Contract”). For purposes of this Agreement, “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation, together with all amendments thereto. Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, and is in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that individually or in the aggregate do not have, and would not reasonably be expected to have, a Material Adverse Effect. Except individually or in the aggregate as does not have, and would not reasonably be expected to have, a Material Adverse Effect, (x) there is no default under any Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and (y) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.
     Section 4.16 Insurance. Section 4.16 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries. Except individually or in the aggregate as does not have, and would not reasonably be expected to have, a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks and losses as management has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. Section 4.16 of the Company Disclosure Letter sets forth a complete and correct list of the annual premium for the Company’s current fiscal year for the Company’s D&O Insurance (as defined in Section 6.9(c) hereof).
     Section 4.17 Properties.
          (a) Except individually or in the aggregate as does not have, and would not reasonably be expected to have, a Material Adverse Effect, and except as set forth in Section 4.17(a) of the Company Disclosure Letter, the Company or one or more of its Subsidiaries has good title to the assets reflected in the unaudited balance sheet of the Company as at June 30, 2009 described in the Company SEC Documents as being owned by the Company or one or more of its Subsidiaries or acquired after the date thereof (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (i) statutory ad valorem and real estate Tax Liens not yet due or payable or the amount or validity of which is being contested in good faith by appropriate proceedings, and (ii) Liens in favor of Silicon Valley Bank or any of its Affiliates existing as of the date hereof (the Liens in the immediately preceding clauses (i) through (ii), collectively, “Permitted Liens”). Except individually or in the aggregate as does not have, and would not reasonably be expected to have, a Material Adverse Effect, the Company or one or more of its Subsidiaries is the lessee of all leasehold estates reflected in the unaudited balance sheet of the Company as at June 30, 2009 described in the Company SEC Documents (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect, is enforceable in accordance with its terms, and is valid without default (including any event which with notice or lapse of time or both would become a default) thereunder by the lessee or, to the knowledge of Company, the lessor. No written notices of default under any such lease have been received by any Acquired Company that have not been resolved.
          (b) There is no real property owned by the Company or one or more of its Subsidiaries. Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, modifications, amendments, waivers, side letters, guaranties and other agreements relating thereto, under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any material real property (the “Real Property Leases”). The Company has provided or made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect, and all rent and other sums and charges payable by any Acquired Company as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of any Acquired Company or, to the Company’s knowledge, the landlord thereunder exists under any Real Property Lease. Each Acquired Company has a good and valid leasehold interest in each parcel of material real property leased under a Real Property Lease, free and clear of all Liens, except Permitted Liens.
     Section 4.18 Intellectual Property.
          (a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of: (i) all registered trademarks, service marks, trade names and domain names and pending applications to register any trademarks, service marks or trade names; (ii) patents and pending patent applications; (iii) registered copyrights and pending applications to register copyrights, in each case owned by the Company or any of its Subsidiaries on the date hereof (all of the foregoing being collectively referred to as the “Company Registered IP”); (iv) all material written agreements pursuant to which Company or one of its Subsidiaries is licensed or otherwise permitted to use any patent, copyright, trademark, service mark, trade name, domain name or trade secret owned by a third party; and (v) except for software licensed pursuant to a “shrink-wrap” or “click-wrap” agreement or pursuant to a commercially available license agreement with annual license fees less than $25,000, all material software included in the products of Company or one of its Subsidiaries or otherwise used in the business operations of the Company or any of its Subsidiaries, in each case indicating whether the software is owned by the Company or one of its Subsidiaries or owned by a third party and licensed to the Company or one of its Subsidiaries. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries either owns free and clear of all Liens, except Permitted Liens, or has a perpetual royalty-free right to use under a valid and enforceable license or other agreement, all patents, copyrights, trademarks, service marks, trade names, domain names, trade secrets, software (except for software licensed pursuant to a “shrink-wrap” or “click-wrap” agreement or pursuant to a commercially available license agreement with annual license fees less than $25,000) and other intellectual property (“Intellectual Property”) necessary, to the knowledge of the Company, to conduct their respective businesses in all material respects as currently conducted. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, to the knowledge of the Company: (x) all patents and registrations for trademarks and copyrights included in the Company Registered IP are valid, subsisting and enforceable; (y) all pending patent applications and pending applications to register any unregistered trademarks, service marks, trade names or copyrights included in the Company Registered IP are pending and in good standing; and (z) the Company has the right to bring actions for infringement or unauthorized use of the Intellectual Property owned by the Company or one of its Subsidiaries. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice or claim in three years prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.
          (b) Except individually or in the aggregate as does not have, and would not reasonably be expected to have, a Material Adverse Effect, and except as set forth in Section 4.18(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all material information of the Company or its Subsidiaries that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.
          (c) Except individually or in the aggregate as does not have, and would not reasonably be expected to have, a Material Adverse Effect, and except as set forth in Section 4.18(c) of the Company Disclosure Letter, (i) to the knowledge of the Company, the Company and its Subsidiaries are not infringing upon or misappropriating in any material respect any Intellectual Property of any third party in connection with the conduct of their respective businesses, (ii) neither the Company nor any of its Subsidiaries has received in the three years prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (iii) to the knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries and (iv) no material Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.
     Section 4.19 Rights Plan. The Company Board has resolved, and the Company before or within five (5) Business Days after the execution and delivery of this Agreement has taken or will take all action necessary, to (a) render the Rights Agreement inapplicable to this Agreement, the Support Agreements and the transactions contemplated hereby and thereby, including the Offer and the Merger, until the earlier of the Effective Time or termination of this Agreement and (b) cause the Rights Agreement to terminate at the Effective Time.
     Section 4.20 Brokers. Except for Goldman, Sachs & Co., and except as set forth in Section 4.20 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
     Section 4.21 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, the approval by the Board of Directors of the Company referred to in Section 4.3 constitutes the approval of this Agreement and the transactions contemplated hereby, including the Merger, for purposes of the DGCL and represents the only action necessary to ensure that any “business combination” (as defined in Section 203 of the DGCL) or other applicable provision of the DGCL does not and will not apply to the execution, delivery or performance of this Agreement and the Support Agreements, or the consummation of the Offer, the Merger and the other transactions contemplated hereby and thereby. No other Takeover Laws or any anti-takeover provision in the Company Organization Documents are, or at the Effective Time will be, applicable to the Company, the Merger, this Agreement or any of the transactions contemplated hereby and thereby.
     For purposes of this Agreement, “Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state anti-takeover Laws and regulations.
     Section 4.22 Fairness Opinion. The Company Board has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications reflected therein, the consideration to be paid pursuant to the Offer and the Merger is fair, from a financial point of view, to the Company’s stockholders. As of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.
     Section 4.23 Affiliate Transactions. Other than rights to receive Merger Consideration and the consideration provided for under Section 3.2 with respect to Company Stock Options, Company RSUs and restricted stock, no material relationship, direct or indirect, exists between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein.
     Section 4.24 Exclusivity of Representations and Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in this Agreement (as qualified by the introductory paragraph to Article IV and the Company Disclosure Letter), and the Company hereby disclaims any and all such other representations and warranties. Without limiting the express representations and warranties in this Article IV, and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is being made as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts and other material in a “data room” or otherwise.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 5.1 Organization, Standing and Power.
          (a) Each of Parent and Merger Sub (i) is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that individually or in the aggregate do not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.
For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, effect or state of facts that, either individually or in the aggregate: (A) is materially adverse to the business, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than the effects of any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) general changes, trends or developments in any of the industries in which the Parent or Merger Sub or any of their respective Subsidiaries operates, (2) changes in general economic, business, regulatory, political or market conditions or in national or global financial markets (in the case of each of clauses (1) and (2), so long as such effects do not disproportionately impact Parent and Merger Sub and their respective Subsidiaries relative to other participants in the industry or industries in which Parent and Merger Sub and their respective Subsidiaries conduct their business), (3) the announcement or pendency of this Agreement and the transactions contemplated hereby, or the performance of this Agreement and the transactions contemplated hereby, or (B) prevents, materially impedes or materially interferes with, the ability of Parent or Merger Sub to perform their respective material obligations under this Agreement or the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.
          (b) Parent has previously furnished or made available to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, including all amendments thereto, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws (or comparable charter documents) in any material respect.
     Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Support Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Support Agreements by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or the Support Agreements, or to consummate the transactions contemplated hereby or thereby, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. This Agreement and the Support Agreements have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the other parties hereto and thereto, constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against each of them in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
     Section 5.3 No Conflict; Consents and Approvals.
          (a) The execution, delivery and performance of this Agreement and the Support Agreements by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or comparable charter documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law or any settlement, injunction or award of any Governmental Entity, in each case applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of guaranteed payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub (including the Acquired Entities following the payment by Merger Sub for Shares pursuant to the Offer) except, in the case of clauses (ii), (iii) and (iv) of this paragraph, for any such conflict, breach, violation, default, loss, right or other occurrence that individually or in the aggregate does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement and the Support Agreements by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” Laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as may be necessary to comply with the applicable requirements of any stock exchange on which Parent’s common stock is traded, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, order, license, authorization, permit, action, filing, registration, declaration or notification the failure of which to make or obtain individually or in the aggregate does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

     Section 5.4 Certain Information.
          (a) None of the information with respect to Parent and any of its Subsidiaries (including Merger Sub) that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption and approval of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the Acceptance Time or Effective Time, as applicable.
          (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company, its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Schedule TO and Offer Documents.
     Section 5.5 Litigation. Except individually or in the aggregate, as does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity.
     Section 5.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and by the Support Agreements and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in the Support Agreements. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.
     Section 5.7 Financing. Parent will have, as of the respective dates of consummation of the Offer, the Merger and the other transactions contemplated hereby, sufficient funds to consummate the Offer, the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.

     Section 5.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby.
     Section 5.9 Brokers. Except for Citigroup Global Markets Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
     Section 5.10 Interested Stockholder. Prior to the Company Board approving this Agreement, the Merger, and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger or any of the transactions contemplated hereby.
     Section 5.11 No Other Representations or Warranties. Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or any of its Subsidiaries, except as expressly set forth in Article IV, and that the Company hereby specifically disclaims any such other representations or warranties.
     Section 5.12 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Subsidiaries owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement or the Support Agreements.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business of the Company.
          (a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as required by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) if Parent otherwise provides its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (v) use commercially reasonable efforts to conduct its business in the ordinary course of business, (w) use commercially reasonable efforts to preserve substantially intact its business organization, (x) use commercially reasonable efforts to preserve its tangible assets and properties in their current states of repair and condition (ordinary wear excepted), (y) except in the ordinary course of business, and except as would be commercially unreasonable, preserve its current relationships with customers, suppliers and other Persons with which it has material business relations and (z) use commercially reasonable efforts to maintain insurance policies or replacement or revised policies in such amounts and against such risks and losses as are currently in effect; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b).
          (b) Without limiting the generality of Section 6.1(a), between the date of this Agreement and the Effective Time, except (i) as required by this Agreement, (ii) as disclosed in Section 6.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) if Parent provides its consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:
               (i) amend or permit the adoption of any amendment to the charter or bylaws (or equivalent organizational documents) of any Acquired Company;
               (ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
               (iii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any Person any right to acquire any shares of its capital stock, except pursuant to the exercise of Company Stock Options or other outstanding options or warrants to purchase Shares, the vesting of Company RSUs or Unvested Restricted Stock or settlement of other awards outstanding as of the date hereof and in accordance with the terms of such instruments;
               (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);
               (v) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with (A) the cashless exercises or similar transactions (including withholding of Taxes) pursuant to the exercise of Company Stock Options or settlement of Company RSUs or Unvested Restricted Stock or other awards or obligations outstanding as of the date hereof or (B) the Company’s stock purchase plan adopted pursuant to Rule 10b5-1 under the Exchange Act), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, or enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;
               (vi) authorize, or make any commitment with respect to, any capital expenditure, other than in the ordinary course of business consistent with past practice, in an amount not to exceed $250,000 individually or $2,000,000 in the aggregate;
               (vii) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) purchases of inventory and other assets in the ordinary course of business consistent with past practice, (2) capital expenditures pursuant to the preceding subparagraph (vi) or (3) pursuant to Contracts in effect on the date hereof, or (B) sell, lease, exchange, mortgage, pledge, transfer, subject to any Lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) sales or dispositions of inventory and other assets in the ordinary course of business or (2) grants of Liens in the ordinary course of business consistent with past practice or (3) pursuant to Contracts in effect on the date hereof;
               (viii) enter into any material joint venture or material statutory partnership;
               (ix) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
               (x) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, (1) in excess of $250,000 individually or $2,000,000 in the aggregate, and (2) other than in the ordinary course of business consistent with past practice;
               (xi) except to the extent required by applicable Law (including Section 409A of the Code) or the terms of any Company Plan, and except as contemplated by this Agreement (including Section 6.7), (A) increase the compensation or benefits of any current or former director, employee or consultant of the Company or any of its Subsidiaries, except for (1) regular or merit-based increases in base salaries, (2) the payment of bonuses in accordance with the terms of a Company Plan, (3) the payment of commissions pursuant to any current or future sales commission plan and (4) promotions, in each case in the ordinary course of business consistent with past practice, (B) amend, terminate or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan or, except in accordance with Section 6.1(b)(xi)(B) of the Company Disclosure Letter, employment or severance agreement, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (D) fail to make any required contributions under any Company Plan, or (E) hire or terminate the employment, or, except as contemplated by clause (B) of this Section 6.1(b)(xi), modify the contractual relationship of, any officer, employee or consultant of the Company or any of its Subsidiaries, other than hirings or terminations in the ordinary course of business consistent with past practice;
               (xii) implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
               (xiii) (A) fail to file any Tax Return when due (after giving effect to any extensions of time in which to make such filings), (B) except as required by Law or the Treasury

Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes, or (C) make, change or rescind any material Tax election, settle or compromise any material Tax liability or refund, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns), other than, in each case described in clause (B) or (C), in the ordinary course of business consistent with past practice; or
               (xiv) other than in the ordinary course of business, (i) enter into, amend, renew, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract or Contract that would be a Material Contract if in effect on the date of this Agreement or (ii) amend, waive, modify, fail to enforce or consent to the termination of (other than a termination in accordance with its terms) its material rights thereunder;
               (xv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;
               (xvi) create any Subsidiary;
               (xvii) agree to, authorize, or enter into any Contract obligating it to take any of the actions described in Sections 6.1(b)(i) through 6.1(b)(xvi).
          (c) Notwithstanding anything contained in this Section 6.1 to the contrary, the Company may, and may cause each of its Subsidiaries to, without the consent of Parent, amend or modify any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company or any of its Subsidiaries to the extent required or deemed advisable by the Company or applicable Subsidiary to comply with Section 409A of the Code and/or any regulations or guidance promulgated thereunder; provided that no such amendment or modification shall result in additional material liability (beyond the benefits otherwise due); and provided further that Parent shall be notified of any such amendment or modification in advance.
     Section 6.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Acceptance Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations at any time. Prior to the Acceptance Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 6.3 Acquisition Proposals.
          (a) Following the execution hereof, the Company shall, and shall cause its Subsidiaries to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal (as defined in Section 6.3(h)(ii) hereof), (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf and (iii) not terminate, waive, amend, release or modify in any respect any provision of any confidentiality or standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such agreement.
          (b) The Company shall not, and shall cause its Subsidiaries not to, and shall cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives) in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal.
          (c) Notwithstanding anything to the contrary in this Section 6.3, if at any time prior to the Acceptance Time, (i) the Company receives, after the date of this Agreement, an unsolicited written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 6.3, (iii) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in Section 6.3(h)(iii) hereof) and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 6.3(c) would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish and make available information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (as defined in Section 6.3(h)(i) hereof); provided, that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall promptly (and in any event by the end of the next calendar day (unless such calendar day is not a Business Day, in which case the deadline shall be noon Pacific Time on the next Business Day)) advise Parent in writing of the receipt of any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or inquiry or proposal, and, in the case of an Acquisition Proposal, the material terms thereof) that is made or submitted by any Person prior to the Effective Time. The Company shall keep Parent informed, on a current basis, of the status of, and any financial or other material changes in, any such Acquisition Proposal, inquiry or proposal.
          (d) Neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw or qualify (or modify in a manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 6.3(d)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Acquisition Proposal (each, an “Alternative Acquisition Agreement”), (iii) take any action to render the Rights or Section 203 of the DGCL inapplicable to any transaction included in the definition of Acquisition Proposal or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Acquired Companies, or (iv) resolve, agree or propose to take any such actions.
          (e) Notwithstanding Section 6.3(d), at any time prior to the Acceptance Time, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and provided that the Company has complied with this Section 6.3 in all material respects, then the Company Board may (x) make an Adverse Recommendation Change or (y) solely in response to a Superior Proposal received on or after the date hereof that has not been withdrawn and that did not otherwise result from a breach of this Section 6.3, cause the Company to terminate this Agreement pursuant to Section 8.1(d)(ii) (including payment of the Termination Fee, as defined in Section 8.3(c)(iii) hereof) and substantially concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board shall not take any of the actions set forth in the preceding sentence unless the Company has first complied with the provisions of Section 6.3(f) and, after so complying, the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law and, in the case of clause (y), that such proposal continues to constitute a Superior Proposal.
          (f) The Company Board shall not take any action set forth in Section 6.3(e) unless the Company has first (i) provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has made the applicable determination (including the basis on which such determination has been made) and, if applicable, received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and providing copies of any agreements intended to effect such Superior Proposal, (ii) negotiated, and caused the Company and its Representatives to negotiate, during the five Business Day period following Parent’s receipt of the Notice of Superior Proposal (the “Notice Period”), in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of this Agreement, and (iii) after complying with clauses (i) and (ii), reaffirmed such determination in light of any counteroffer or proposed amendment to the terms of the Merger Agreement; provided, however, that if during the Notice Period any revisions are made to a Superior Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Superior Proposal to Parent and shall comply with the requirements of this Section 6.3(f) with respect to such new Notice of Superior Proposal.
          (g) Nothing contained in this Section 6.3 shall prohibit the Company Board from (i) taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act or (ii) making an Adverse Recommendation Change or disclosing any other information to the stockholders of the Company at any time if, in each case, it determines, after consultation with its outside counsel, that the failure to take such action would constitute a breach of its fiduciary obligations to the stockholders of the Company under applicable Law; provided, however, that any action to which Section 6.3(e) is applicable may only be made in compliance with Section 6.3(e) and Section 6.3(f).
          (h) For purposes of this Agreement:
               (i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to the Company than, those set forth in the Confidentiality Agreement (as defined in Section 6.5(b) hereof); provided, that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Section 6.3.
               (ii) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate twenty percent (20%) or more of the Company’s consolidated net revenues or that represent twenty percent (20%) or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of twenty percent (20%) or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute twenty percent (20%) or more of the net revenues or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.
               (iii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%)

references set forth in the definition of Acquisition Proposal) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, that the Company deems relevant (A) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement, and (B) is reasonably likely of being completed on the terms proposed on a timely basis, after taking into account (x) the likelihood and timing of consummation of such Acquisition Proposal as compared to the transactions contemplated by this Agreement and (y) all material legal, financial (including the status and terms of financing of such Acquisition Proposal), regulatory and other aspects of such Acquisition Proposal.
          (i) Any action taken on behalf of the Company or any of its Subsidiaries by any of their Representatives that if taken by the Company would constitute a breach of this Section 6.3 shall be deemed a breach of this Section 6.3 by the Company.
     Section 6.4 Preparation of Proxy Statement; Stockholders Meeting.
          (a) In the event that Section 253 of the DGCL is unavailable and inapplicable to effectuate the Merger, as promptly as reasonably practicable following the Acceptance Time, the Company shall, with the assistance and approval (not to be unreasonably withheld, conditioned or delayed) of Parent, prepare and file with the SEC the preliminary Proxy Statement. The Company shall use commercially reasonable efforts to clear the preliminary Proxy Statement with the SEC as promptly as practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement has been cleared with the SEC. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company, without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon (and the Company shall give reasonable consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub or their counsel). The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.
          (b) In the event that Section 253 of the DGCL is unavailable and inapplicable to effectuate the Merger, as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking to obtain the Company Stockholder Approval (the “Company

Stockholders Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.3, (x) solicit the Company Stockholder Approval and (y) include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and the Merger. Each of Parent and Merger Sub shall vote all Shares acquired in the Offer (and all Shares otherwise beneficially owned by them or any of their Affiliates as of the applicable record date) in favor of the adoption and approval of this Agreement and the Merger in accordance with applicable Law at the Company Stockholders Meeting. Parent shall vote, or cause to be voted, all of the shares of capital stock of Merger Sub in favor of the adoption and approval of this Agreement and the Merger in accordance with applicable Law.
     Section 6.5 Access to Information; Confidentiality.
          (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall use commercially reasonable efforts to cause its Subsidiaries, officers, Directors and Representatives to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, consistent with applicable Law, to the Company’s officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent, Merger Sub and their respective Representatives with all financial, operating and other data and information as Parent, Merger Sub and their respective Representatives shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall not include any intrusive testing or environmental sampling of any kind and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party (provided that the Company has used commercially reasonable efforts to find an alternative means, not constituting a breach of any such agreement with a third party, to provide the access or information contemplated by this Section 6.5), (ii) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries or (iii) otherwise violate any applicable Law.
          (b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement between the Company and Parent dated as of June 29, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
     Section 6.6 Further Action; Efforts.
          (a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, and no party hereto shall take or cause to be taken any action that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, if required, appropriate filings under any Antitrust Law (as defined in Section 6.6(e) hereof), including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven (7) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.
          (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the DOJ or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 6.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel regarding Antitrust Law to comply with this Section 6.6(b). Notwithstanding anything to the contrary in this Section 6.6(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.
          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or that would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any non-material assets or business of Parent or its Subsidiaries taken as a whole or the Company or its Subsidiaries taken as a whole (including in order to alleviate any requirement to make a required filing under applicable Antitrust Laws of a foreign jurisdiction if the transactions contemplated by this Agreement would be materially delayed otherwise) and (ii) otherwise taking or committing to take any actions that after the Closing would not materially limit the freedom of action of Parent or its Subsidiaries (including the Surviving Corporation) with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, material product lines or assets, in each case as may be required in order to resolve such objections or suits; provided, however, that neither the Company nor any of its Subsidiaries nor Parent nor any of its Subsidiaries or Affiliates shall be obligated to, and the Company shall not without Parent’s prior written consent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate, dispose of any assets or conduct or change its business unless such requirement, condition, understanding, agreement or order is binding on the Company or any of its Subsidiaries or on Parent or any of its Subsidiaries or Affiliates, as the case may be, only in the event the Closing occurs.
          (d) Subject to the obligations under Section 6.6(c), (i) if any Governmental Entity issues an order, decree, injunction or ruling or takes any other action enjoining or otherwise preventing the consummation of the Offer or the Merger, or (ii) if any other administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Entity or private party that challenges, or seeks to prohibit, prevent or restrict the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, then (x) at their sole cost and expense, Parent and Merger Sub shall (1) use commercially reasonable efforts to have vacated, lifted, reversed or overturned any such order, decree, injunction or ruling and (2) defend, contest and resist any such Action, and (y) each of Parent, Merger Sub and the Company shall cooperate in a commercially reasonable manner with each other in connection therewith.
          (e) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     Section 6.7 Employment and Employee Benefits Matters; Other Plans.
          (a) Without limiting any additional rights that any individual who is an employee of the Company or any of its Subsidiaries at the Effective Time (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, the Surviving Corporation and each of its Subsidiaries shall employ Company Employees pursuant to terms and conditions established at the discretion of the Parent and the Surviving Corporation and its Subsidiaries; provided, however, that, subject to the foregoing, nothing herein shall prevent the amendment or termination of any Company Plan in accordance with the Company Plan’s terms or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform to or comply with applicable Law.
          (b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, post-employment welfare benefits or severance benefits) under any employee compensation, incentive and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each a “Parent Plan”) for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized under similar Company Plans immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.
          (c) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, each existing Company Plan; provided, however, that, subject to the foregoing, nothing herein shall prevent the amendment or termination of any Company Plan, policy, or agreement in accordance with its terms, or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform to or comply with applicable Law. Notwithstanding anything to the contrary herein or in the plan itself, all payments pursuant to the 2009 Executive Performance Incentive Plan in connection with the transactions contemplated hereby shall be made no later than the Acceptance Time.
          (d) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment, compensation, severance and other employee benefit plans of the Company and its Subsidiaries, including the Company Plans (collectively, the “Arrangements”) to certain holders of Shares and other securities of the Company (the “Covered Securityholders”). The parties acknowledge that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.
          (e) Nothing herein shall be deemed to be a guarantee of employment for any Company Employee or any other employee of the Surviving Corporation or any of its Subsidiaries, or to restrict the right of the Surviving Corporation, Parent or any of their respective Subsidiaries to terminate or cause to be terminated any employee at any time for any or no reason with or without notice. Notwithstanding the foregoing provisions of this Section 6.7, nothing contained herein, whether expressed or implied, (i) shall be treated as an amendment or other modification of any Company Plan or any Parent Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement or (ii) shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any Company Plan, Parent Plan or any other employment benefit plan, program or arrangement following the Effective Time in accordance with its terms. Parent and the Company acknowledge and agree that all provisions contained in this Section 6.7 are included for the sole benefit of Parent, Merger Sub, the Company, the Surviving Corporation and their respective Subsidiaries, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries or (ii) to continued employment with Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement. Notwithstanding the foregoing, for the avoidance of doubt, (i) Parent shall honor, and shall after the Acceptance Time cause the Acquired Companies to honor, the Company Plans set forth on Section 6.7(e) of the Company Disclosure Letter, and (ii) this Section 6.7(e) shall not limit the third-party-beneficiary rights provided by Section 9.6 with respect to Section 6.9.
     Section 6.8 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or is reasonably likely to result in any of the Offer Conditions or the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice; and (b) the receipt of any written communication received from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or from any Governmental Authority in connection with the transactions contemplated by this Agreement.
     Section 6.9 Indemnification, Exculpation and Insurance.
          (a) Without limiting any additional rights that any officer, director or employee may have under the Company Constituent Documents or any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each current (as of the Effective Time) and each former officer and director of the Company or its Subsidiaries (collectively, the “Indemnified Parties”), from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including actual attorneys’ fees and disbursements (collectively, “Costs”) incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director or fiduciary of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would be permitted under applicable Law and required under the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as at the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent that the

Company would be permitted under applicable Law and the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as at the date hereof, and in accordance with the terms of the indemnification agreements between the Company and each of the directors and officers of the Company. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) or applicable indemnification agreements to which any Acquired Company is a party), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 6.9, the Person who is requesting such indemnification or advance shall agree to repay such payments or advances if it is ultimately determined that such Person is not entitled to indemnification. Subject to any superior rights contained in the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) or applicable indemnification agreements to which any Acquired Company is a party, no Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).
          (b) Except as may be required by applicable Law, Parent and the Company agree that for a period of six (6) years from the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Constituent Documents (or, as relevant, those of the Subsidiary) or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and for a period of six (6) years from the Effective Time shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
          (c) Prior to the Effective Time, Parent shall pay for and cause to be obtained, and to be effective at the Effective Time, one or more prepaid “tail” insurance policies for the Persons who, as of the date hereof, are covered by the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policies (“D&O Insurance”), with a claims period of at least six (6) years from the Effective Time with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as the Company’s and its Subsidiaries’ existing D&O Insurance, for claims arising from facts or events that occurred at or prior to the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the maximum aggregate premium for such “tail” insurance policies that Parent shall be required to expend shall not exceed three hundred percent (300%) of the annual D&O Insurance premium for the Company’s and its Subsidiaries’ current fiscal year, which annual premiums are set forth in Section 4.16 of the Company Disclosure Letter; and if such amount is not sufficient to purchase insurance in such maximum amount, then Parent shall purchase such amount of insurance with the best available coverage as can be purchased for an aggregate amount that is equal to three hundred percent (300%) of the annual premium for such policies for the Company’s and its Subsidiaries’ current fiscal year. Parent shall cause the Surviving Corporation to comply with its obligations under such policies for the full term of at least six (6) years.

          (d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) with respect to which an Indemnified Party is entitled to indemnification is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 6.9 shall continue in effect until the final disposition of such Action.
          (e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.
          (f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.9.
     Section 6.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 6.11 Anti-Takeover Statute. If any anti-takeover statute is or may become applicable to this Agreement or the Support Agreements (including the Merger and the other transactions contemplated hereby), each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such statute or regulation on such transactions.
     Section 6.12 Stockholder Litigation. The Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder Action, shall give due consideration to Parent’s advice with respect to such stockholder Action and shall not settle or offer to settle any such Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
     Section 6.13 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) except and solely to the extent required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or securities quotation system.
     Section 6.14 Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
     Section 6.15 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions any and all of which may be waived, in whole or in part, by Parent, Merger Sub or the Company, as the case may be, to the extent permitted by applicable Law:
          (a) Purchase of Shares in the Offer. Merger Sub shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (including pursuant to any Subsequent Offering Period provided by Merger Sub in accordance with the terms of this Agreement).
          (b) HSR Act; Antitrust. The applicable waiting period (and any extension thereof) under the HSR Act or other applicable Antitrust Law in respect of the transactions contemplated hereby shall have expired or been terminated.
          (c) Stockholder Approval. The Company Stockholder Approval (if required by applicable Law) shall have been obtained.
          (d) No Injunctions. No Governmental Entity of competent jurisdiction shall have issued or promulgated an order, decree, injunction or ruling or taken any other action enjoining or otherwise preventing the consummation of the Merger.

          (e) No Illegality. No applicable Law shall have been enacted, entered, enforced, issued or put in effect that prohibits or makes illegal the consummation of the Merger.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Merger Sub) only as follows:
          (a) by mutual written consent of Parent and the Company at any time prior to the Acceptance Time;
          (b) by either Parent or the Company:
               (i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) unless such party shall have in all material respects complied with its obligations to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or take other action in accordance with Section 6.6; or
               (ii) if the Acceptance Time shall not have occurred on or before the Outside Date; provided, the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose material breach of any representation, or failure to perform in any material respect any covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, Merger Sub’s failure to accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Outside Date;
          (c) by Parent, at any time prior to the Acceptance Time:
               (i) if (A) (x) any of the representations or warranties of the Company herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (y) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, in the case of each of clause (x) and (y) such that any condition set forth in Exhibit A would not be satisfied; and (B) if curable, such inaccuracy or breach is not cured within fifteen (15) calendar days after written notice to the Company (or, if less, the number of calendar days remaining until the Outside Date) describing such breach in reasonable detail; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;
               (ii) if, after the date hereof, the Company Board or any committee thereof shall have (A) effected an Adverse Recommendation Change, (B) approved, endorsed or recommended to the Company’s stockholders an Acquisition Proposal other than the Offer or the

Merger, (C) failed to publicly reaffirm its recommendation of this Agreement within three (3) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal, (D) failed to include in the Schedule 14D-9, or withdrawn, withheld or failed to grant its consent to the inclusion in the Offer Documents of, the recommendation of the Company Board that the holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, if necessary under applicable Law, adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the provisions of the DGCL, or (E) failed to recommend against a competing tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of the Company within five (5) Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or
               (iii) if the Company breaches, in any material respect, Section 6.3;
          (d) by the Company, at any time prior to the Acceptance Time:
               (i) if (A) (x) any of the representations or warranties of Parent or Merger Sub herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (y) Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements set forth in this Agreement, in each case such that the conditions set forth in Section 7.1 would not be satisfied, and (B) if curable, such inaccuracy or breach is not cured within fifteen (15) calendar days after written notice to Parent and Merger Sub (or, if less, the number of calendar days remaining until the Outside Date) describing such breach in reasonable detail; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or
               (ii) in order to enter into a definitive agreement concerning a transaction that is a Superior Proposal, if the Company has complied with Section 6.3 and enters into such definitive agreement concurrently with such termination and pays the Termination Fee and Expenses in accordance with the procedures and within the time periods set forth in Section 8.3(b).
     The party desiring to terminate this Agreement pursuant to this Section 8.1 shall give notice of such termination and the provisions of this Section 8.1 being relied on to terminate this Agreement to the other parties.
     Section 8.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Sections 1.1(d), 4.20 and 5.10 (Brokers), Section 6.13 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 8.4 (Amendment or Supplement), Section 8.5 (Extension of Time; Waiver) and Article IX (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, nothing contained herein shall relieve any party hereto of liability for a deliberate and willful breach of its covenants or agreements set forth in this Agreement prior to such termination or for fraud.

     Section 8.3 Fees and Expenses.
          (a) Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement (and all amendments and supplements to the foregoing), and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Offer, the Merger and the other transactions contemplated hereby (other than attorneys’ fees, accountants’ fees and related expenses), shall be borne and timely paid by Parent.
          (b) In the event that:
               (i) (A) an Acquisition Proposal or intention to make an Acquisition Proposal is made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company, the Company Board or a committee thereof, and (B) this Agreement is thereafter terminated (1) by the Company or Parent pursuant to Section 8.1(b)(ii) as a result of the failure of the Minimum Condition to be satisfied (at a time when all other Offer Conditions have been satisfied) and at a time when a bona fide publicly announced Acquisition Proposal is pending, or (2) by Parent pursuant to Section 8.1(c)(i) at a time when an Acquisition Proposal is pending, then the Company shall pay to Parent the Expenses within two (2) Business Days after receipt from Parent of documentation supporting such Expenses (and if, concurrently with or within twelve (12) months after the date of any such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent or its designee the Termination Fee concurrently with the earlier of the entry into a definitive agreement with respect to, or the consummation of, such Acquisition Proposal);
               (ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), then the Company shall pay to Parent or its designee the Termination Fee within two (2) Business Days after such termination; and
               (iii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent or its designee the Termination Fee concurrently with such termination;
it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion, that in no event shall the amount of Termination Fee and Expenses to be paid by the Company to Parent and any designee pursuant to this Section 8.3 exceed $12,836,000 in the aggregate, and that the Termination Fee and/or Expenses, as applicable, shall be the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement described in Sections 8.3(b)(i)-(iii).
          (c) For purposes of this Section 8.3,

               (i) “Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.3(h)(ii), except that references in Section 6.3(h)(ii) to “twenty percent (20%)” shall be replaced by “fifty percent (50%).”
               (ii) “Expenses” means documented reasonable fees and reasonable expenses incurred or paid by or on behalf of Parent, Merger Sub and their respective Affiliates in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented reasonable fees and reasonable expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent, Merger Sub and their respective Affiliates; provided, however, that the aggregate amount of Expenses payable by the Company to Parent or its designee (x) shall in no event exceed $3,209,000 in the event that clause (2) of Section 8.3(b)(i)(B) describes the basis for termination of this Agreement or (y) shall in no event exceed $1,604,500 in the event that clause (1) of Section 8.3(b)(i)(B) describes the basis for termination of this Agreement.
               (iii) “Termination Fee” means an amount equal to $12,836,000; provided, however, that in the case of Section 8.3(b)(i), Termination Fee means an amount equal to $12,836,000, less the amount of Expenses previously paid by the Company to Parent or its designee pursuant to Section 8.3(b)(i).
          (d) If applicable, payment of the Termination Fee or Expenses shall be made to Parent or its designee by wire transfer of same day funds to the account designated by Parent or such designee.
          (e) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Termination Fee or the Expenses, the Company shall pay to Parent or its designees interest on such amount or amounts from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Each of the parties hereto acknowledges that the Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as the case may be, in the circumstances in which such Termination Fee and/or Expenses, as the case may be, are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
     Section 8.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that (a) after the Acceptance Time, no amendment shall be made that decreases the Merger Consideration and (b) after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
     Section 8.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other party or parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party or parties, as applicable. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed as a whole or in part, after the Effective Time.
     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) with respect to notices and other communications pursuant to Section 6.3 only, upon sending if delivered by email. All notices hereunder shall be delivered to the addresses, facsimiles or, with respect to Section 6.3 only, email addresses set forth below, or pursuant to such other instructions as may be designated in writing pursuant to this Section 9.2 by the party to receive such notice:

(i)if to Parent, Merger Sub or the Surviving Corporation, to:
Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261
Attention: John R. Adams
                 John W. Wesley
Facsimile: (972) 281-1758
Email: john.r.adams@kcc.com
          jwesley@kcc.com
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Imad I. Qasim, Esq.
                 Matthew G. McQueen, Esq.
Facsimile: (312) 853-7036
Email: iqasim@sidley.com
           mmcqueen@sidley.com
(ii)    if to the Company, to:
I-Flow Corporation
20202 Windrow Drive
Lake Forest, California 92630
Attention: Chairman and Chief Executive Officer
                 Chief Operating Officer
Facsimile: (949) 206-2685
Email: dme@iflo.com
           jimdalporto@iflo.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive, Suite 1200
Irvine, California 92612
Attention: Mark W. Shurtleff, Esq.
                 Terrence R. Allen, Esq.
Facsimile: (949) 451-4220
Email: mshurtleff@gibsondunn.com
           tallen@gibsondunn.com
     Section 9.3 Certain Definitions. For purposes of this Agreement:

          (a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person;
          (b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized by Law or executed order to be closed;
          (c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
          (d) “knowledge,” with respect to the Company, means the actual knowledge, after reasonable inquiry of appropriate employees of the Company, of the individuals set forth on Schedule 9.3(d)(i) and, with respect to Parent and Merger Sub, means the actual knowledge, after reasonable inquiry of appropriate employees of the Company, of the individuals set forth on Schedule 9.3(d)(ii);
          (e) “Outside Date” means the date that is 120 calendar days after commencement of the Offer; provided, however, that either Merger Sub or the Company may, in its sole discretion, (i) by written notice to the other prior to the expiration of such 120-day period, elect to extend the Outside Date for thirty (30) calendar days if, as of the expiration of such 120-day period, any Offer Condition set forth in paragraph (b) of Exhibit A has not been satisfied or duly waived, and (ii) by written notice to the other prior to the expiration of such additional 30-day period, elect to extend the Outside Date for an additional one hundred twenty (120) calendar days if, as of the expiration of such 30-day period, any Offer Condition set forth in clause (ii) of paragraph (b) of Exhibit A has not been satisfied or duly waived.
          (f) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and
          (g) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other governing body are owned, directly or indirectly, by: (i) such first Person, (ii) such first Person and one or more of its Subsidiaries, or (iii) one or more Subsidiaries of such first Person. For the avoidance of doubt, Subsidiaries of the Company include each Subsidiary of a Subsidiary of the Company and so on all the way down to the lowest tier entity in the consolidated group of entities of which the Company is the ultimate parent.
     Section 9.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified.
     Section 9.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended as necessary so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement).
     Section 9.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.9, which shall inure to the benefit of the Persons benefiting therefrom, who are hereby intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) after the Effective Time, the rights of the holders of Company Stock Options, Company RSUs and restricted stock to receive the payments contemplated by the applicable provisions of Section 3.2 in accordance with the terms and conditions of this Agreement, which rights are hereby acknowledged and agreed by Parent, Merger Sub and the Company.
     Section 9.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
     Section 9.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 9.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     Section 9.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
     Section 9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 9.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     Section 9.15 Electronic Signature. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.
     Section 9.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is hereby expressly waived.
     Section 9.17 Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company and Parent, respectively, except and to the extent expressly provided in this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission that such item is material or that such item is reasonably likely to result in a Material Adverse Effect or Parent Material Adverse Effect, respectively. Descriptive headings in the Company Disclosure Letter and the Parent Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Company Disclosure Letter or the Parent Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding. All references in the Company Disclosure Letter and the Parent Disclosure Letter to agreements or contracts are to the agreements or contracts as amended, modified, supplemented or replaced from time to time prior to the date hereof and with all addendums, ancillary agreements and schedules thereto.

     Section 9.18 Obligations of Merger Sub and Surviving Corporation. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KIMBERLY-CLARK CORPORATION
By:	/s/ Joanne B. Bauer
	Name:	Joanne B. Bauer
	Title:	President — Kimberly-Clark Healthcare

BOXER ACQUISITION, INC.
By:	/s/ Joanne B. Bauer
	Name:	Joanne B. Bauer
	Title:	President and Chief Executive Officer

[Parent and Merger Sub’s Signature Page to Merger Agreement]

I-FLOW CORPORATION
By:	/s/ Donald M. Earhart
	Name:	Donald M. Earhart
	Title:	Chairman, President and Chief Executive Officer

[Company’s Signature Page to Merger Agreement]

EXHIBIT A
CONDITIONS TO THE OFFER
     Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger (the “Merger Agreement”) to which this Exhibit A is attached.
     Notwithstanding any other provision of the Offer, but subject to the terms and conditions set forth in the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), Merger Sub (i) shall not be required (A) to accept for payment or (B) to pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer as to Shares not then paid for, if, immediately prior to the expiration of the Offer (for the avoidance of doubt, as the same shall be extended from time to time pursuant to the terms of the Merger Agreement), any of the following conditions exists or has occurred and is continuing:
          (a) there shall not have been validly tendered and not validly withdrawn a number of Shares that, together with all Shares, if any, then owned by Parent or any of its Subsidiaries, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, including after giving effect to Section 3.2(a), other than potential dilution attributable to the Rights or the unexercised portion of the Top-Up Option) (the “Minimum Condition”);
          (b) (i) the applicable waiting period (and any extension thereof) under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall not have expired or been terminated or (ii) the applicable waiting period (and any extension thereof) under applicable Foreign Antitrust Laws in respect of the transactions contemplated by the Merger Agreement shall not have expired or been terminated;
          (c) there is pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Merger Sub of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other material transaction contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company and its Subsidiaries (taken as a whole) or Parent and its Subsidiaries (taken as a whole), or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries (taken as a whole) or Parent and its Subsidiaries (taken as a whole) as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries (taken as a whole) after the Effective Time;
          (d) any applicable Law shall be enacted, entered, enforced, promulgated, amended, issued or otherwise in effect with respect to Parent, the Company, or any of their respective Subsidiaries or the Offer, the Merger or the other transactions contemplated by the Merger Agreement, that results, directly or indirectly, in any of the consequences referred to in paragraph (c) above;
          (e) the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality and Material Adverse Effect and similar qualifications shall not be true and correct in all respects or the representations and warranties of the Company contained in the Merger Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of the Merger Agreement (except for any representation or warranty that is made only as of an earlier specified date, which need only be true and correct as of such earlier specified date (i) in all respects if qualified as to materiality, Material Adverse Effect or similar qualifications or (ii) in all material respects if not so qualified);
          (f) the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in all respects at and as of the expiration time of the Offer, as if made at and as of such time (except for any representation and warranty that is made only as of an earlier specified date, which need only be true and correct as of such earlier specified date), unless in all instances the failure of the representations or warranties of the Company to be true and correct, including the circumstances giving rise to such failure to be true and correct, considered individually or in the aggregate with all other such failures, do not have, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties in the context of this subparagraph, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded);
          (g) the Company shall not have performed in all material respects its material obligations then required to have been performed by it under the Merger Agreement;
          (h) any event, change or development shall have occurred after the date of the Merger Agreement that, individually or in the aggregate with all other such events, changes or developments, has, or would reasonably be expected to have, a Material Adverse Effect;
          (i) (i) an Adverse Recommendation Change shall have occurred, or (ii) the Company Board, any committee thereof or the Company shall have caused or permitted the Company to enter into any Alternative Acquisition Agreement or taken any action to render the Rights or Section 203 of the DGCL inapplicable to any transaction included in the definition of Acquisition Proposal or granted any waiver or release under any standstill agreement with respect to any class of equity securities of the Acquired Companies, or resolved or agreed to take any such actions; or
          (j) the Merger Agreement shall have been terminated in accordance with its terms (the “Termination Condition”).
     Subject in each case to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, the foregoing conditions (except for the Minimum Condition and the

Termination Condition) are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent, at the applicable times specified above, regardless of the circumstances giving rise to such condition, or may be waived by Merger Sub and Parent as a whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time, at the applicable times specified above.

Schedule 9.3(d)(i)
Company Knowledge
Donald M. Earhart
James J. Dal Porto
James R. Talevich
Roger D. Massengale
Megan S. Wynne

Schedule 9.3(d)(ii)
Parent and Merger Sub Knowledge
Tom Falk
Tom Mielke
Mark Buthman
Mike Azbell

i

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	6.3(h)(i)
Acceptance Time	1.1(c)
Acquired Companies	4.1(a)
Acquired Company	4.1(a)
Acquisition Proposal	8.3(c)(i), 6.3(h)(ii)
Action	4.9
Adverse Recommendation Change	6.3(d)
Affiliate	9.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.3(d)
Antitrust Law	6.6(e)
Arrangements	6.7(d)
Book-Entry Shares	3.3(b)
Business Day	9.3(b)
Certificate of Merger	2.3
Certificates	3.3(b)
Closing	2.2
Closing Date	2.2
Code	3.4
Company	Preamble
Company Board	Recitals
Company Constituent Documents	4.1(b)
Company Disclosure Documents	4.7(a)
Company Disclosure Letter	Article IV
Company Employee	6.7(a)
Company Equity Plans	3.2(a)
Company Plans	4.11(a)
Company Recommendation	1.3(a)
Company Registered IP	4.18(a)
Company RSU	3.2(b)
Company SEC Documents	4.5(a)
Company Stock Option	3.2(a)
Company Stockholder Approval	4.3
Company Stockholders Meeting	6.4(b)
Confidentiality Agreement	6.5(b)
Contract	4.15
control	9.3(c)
Costs	6.9(a)
Covered Securityholders	6.7(d)
D&O Insurance	6.9(c)
DGCL	1.1(b)
Directors	1.4(a)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Dissenting Shares	3.5
DOJ	4.10(f)
Effective Time	2.3
Environmental Laws	4.13(c)(i)
Environmental Permits	4.13(c)(ii)
ERISA	4.11(a)
ERISA Affiliate	4.11(c)
Exchange Act	1.1(a)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Expenses	8.3(c)(ii)
FDA	4.10(d)
Federal Health Care Programs	4.10(f)
Foreign Antitrust Laws	4.4(b)
FTC	6.6(b)
GAAP	4.5(b)
Governmental Entity	4.4(b)
HSR Act	4.4(b)
Indemnified Parties	6.9(a)
Independent Directors	1.4(c)
Intellectual Property	4.18(a)
IRS	4.11(a)
knowledge	9.3(d)
Law	4.4(a)
Liens	4.2(a)
Material Adverse Effect	4.1(a)
Material Contract	4.15
Materials of Environmental Concern	4.13(c)(iii)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	3.1(a)
Merger Sub	Preamble
Minimum Condition	Exhibit A
Notice of Superior Proposal	6.3(f)
Notice Period	6.3(f)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Price	3.1(a)
Offer to Purchase	1.2
Outside Date	9.3(e)
Parent	Preamble

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1(a)
Parent Plan	6.7(b)
Permits	4.10(b)
Permitted Liens	4.17(a)
Person	9.3(f)
Proxy Statement	4.7(a)
Real Property Leases	4.17(b)
Representatives	6.3(b)
Rights	Recitals
Rights Agreement	Recitals
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(b)
Securities Act	1.5(d)
Shares	Recitals
SOX	4.5(d)
SSA	4.10(f)
Subsequent Offering Period	1.1(b)
Subsidiary	9.3(g)
Superior Proposal	6.3(h)(iii)
Support Agreement	Recitals
Surviving Corporation	2.1
Takeover Laws	4.21
Tax Returns	4.14(l)(ii)
Taxes	4.14(l)(i)
Termination Condition	Exhibit A
Termination Fee	8.3(c)(iii)
Top-Up Closing	1.5(c)
Top-Up Option	1.5(a)
Top-Up Shares	1.5(a)
Unvested Restricted Stock	3.2(c)
WARN	4.12

vi